Exhibit 99.1

32301 Woodward Ave. Royal Oak, MI 48073 www.agreerealty.com FOR IMMEDIATE RELEASE

Agree Realty Corporation Reports Second Quarter 2024 Results

Increases 2024 AFFO Per Share Guidance to $4.11 to $4.14;

Raises 2024 Acquisition Guidance to Approximately $700 Million;

Receives Commitments to Expand Credit Facility to $1.25 Billion & Extend Maturity Until 2029

Royal Oak, MI, July 23, 2024 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced results for the quarter ended June 30, 2024. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

Second Quarter 2024 Financial and Operating Highlights:

▪	Invested approximately $203 million in 70 retail net lease properties

▪	Commenced five development or Developer Funding Platform (“DFP”) projects for total committed capital of approximately $19 million

▪	Net Income per share attributable to common stockholders increased 25.6% to $0.52

▪	Core Funds from Operations (“Core FFO”) per share increased 5.7% to $1.03

▪	Adjusted Funds from Operations (“AFFO”) per share increased 6.4% to $1.04

▪	Declared a July monthly dividend of $0.250 per common share, a 2.9% year-over-year increase

▪	Completed a public bond offering of $450 million of 5.625% senior unsecured notes due 2034

▪	Sold 3.2 million shares of common stock via the forward component of the Company's at-the-market equity ("ATM") program for anticipated net proceeds of approximately $195 million

▪	Approximately $1.7 billion of total liquidity, proforma for the closing of the Company’s $1.25 billion senior unsecured revolving credit facility (the "Credit Facility")

▪	Balance sheet well positioned at 4.1 times proforma net debt to recurring EBITDA; 4.9 times excluding unsettled forward equity

First Half 2024 Financial and Operating Highlights:

▪	Invested approximately $343 million in 102 retail net lease properties

▪	Committed over $101 million to 25 development or DFP projects completed or under construction

▪	Net Income per share attributable to common stockholders increased 11.3% to $0.95

▪	Core FFO per share increased 4.6% to $2.05

▪	AFFO per share increased 5.5% to $2.07

▪	Declared dividends of $1.491 per share, a 2.9% year-over-year increase

Financial Results

Net Income Attributable to Common Stockholders

Net Income for the three months ended June 30, 2024 increased 35.5% to $52.9 million, compared to Net Income of $39.0 million for the comparable period in 2023. Net Income per share for the three months ended June 30th increased 25.6% to $0.52, compared to Net Income per share of $0.42 for the comparable period in 2023.

Net Income for the six months ended June 30, 2024 increased 21.7% to $95.9 million, compared to Net Income of $78.8 million for the comparable period in 2023. Net Income per share for the six months ended June 30th increased 11.3% to $0.95, compared to Net Income per share of $0.86 for the comparable period in 2023.

Core FFO

Core FFO for the three months ended June 30, 2024 increased 14.0% to $104.2 million, compared to Core FFO of $91.4 million for the comparable period in 2023. Core FFO per share for the three months ended June 30th increased 5.7% to $1.03, compared to Core FFO per share of $0.98 for the comparable period in 2023.

Core FFO for the six months ended June 30, 2024 increased 14.3% to $206.2 million, compared to Core FFO of $180.4 million for the comparable period in 2023. Core FFO per share for the six months ended June 30th increased 4.6% to $2.05, compared to Core FFO per share of $1.96 for the comparable period in 2023.

AFFO

AFFO for the three months ended June 30, 2024 increased 14.7% to $105.3 million, compared to AFFO of $91.8 million for the comparable period in 2023. AFFO per share for the three months ended June 30th increased 6.4% to $1.04, compared to AFFO per share of $0.98 for the comparable period in 2023.

AFFO for the six months ended June 30, 2024 increased 15.3% to $208.6 million, compared to AFFO of $180.9 million for the comparable period in 2023. AFFO per share for the six months ended June 30th increased 5.5% to $2.07, compared to AFFO per share of $1.96 for the comparable period in 2023.

Dividend

In the second quarter, the Company declared monthly cash dividends of $0.250 per common share for each of April, May and June 2024. The monthly dividends declared during the second quarter reflect an annualized dividend amount of $3.00 per common share, representing a 2.9% increase over the annualized dividend amount of $2.916 per common share from the second quarter of 2023. The dividends represent payout ratios of approximately 73% of Core FFO per share and 72% of AFFO per share, respectively.

For the six months ended June 30, 2024, the Company declared monthly cash dividends totaling $1.491 per common share, a 2.9% increase over the dividends of $1.449 per common share declared for the comparable period in 2023. The dividends represent payout ratios of approximately 73% of Core FFO per share and 72% of AFFO per share, respectively.

Subsequent to quarter end, the Company declared a monthly cash dividend of $0.250 per common share for July 2024. The monthly dividend reflects an annualized dividend amount of $3.00 per common share, representing a 2.9% increase over the annualized dividend amount of $2.916 per common share from the third quarter of 2023. The July dividend is payable on August 14, 2024 to stockholders of record at the close of business on July 31, 2024.

Additionally, subsequent to quarter end, the Company declared a monthly cash dividend on its 4.25% Series A Cumulative Redeemable Preferred Stock of $0.08854 per depositary share, which is equivalent to $1.0625 per annum. The dividend is payable on August 1, 2024 to stockholders of record at the close of business on July 22, 2024.

Earnings Guidance

	Prior 2024 Guidance(1)	Revised 2024 Guidance
AFFO per share(2)	$4.10 to $4.13	$4.11 to $4.14
General and administrative expenses (% of adjusted revenue)(3)	5.7% to 6.0%	5.7% to 6.0%
Non-reimbursable real estate expenses (% of adjusted revenue)(3)	1.0% to 1.5%	1.0% to 1.5%
Income and other tax expense	$4 to $5 million	$4 to $5 million
Acquisition volume	Approximately $600 million	Approximately $700 million
Disposition volume	$50 to $100 million	$60 to $100 million

The Company’s 2024 guidance is subject to risks and uncertainties more fully described in this press release and in the Company’s filings with the Securities and Exchange Commission.

(1)	As issued on April 23, 2024.

(2)	The Company does not provide guidance with respect to the most directly comparable GAAP financial measure or provide reconciliations to GAAP from its forward-looking non-GAAP financial measure of AFFO per share guidance due to the inherent difficulty of forecasting the effect, timing and significance of certain amounts in the reconciliation that would be required by Item 10(e)(1)(i)(B) of Regulation S-K. Examples of these amounts include impairments of assets, gains and losses from sales of assets, and depreciation and amortization from new acquisitions or developments. In addition, certain non-recurring items may also significantly affect net income but are generally adjusted for in AFFO. Based on our historical experience, the dollar amounts of these items could be significant, and could have a material impact on the Company’s GAAP results for the guidance period.

(3)	Adjusted revenue excludes the impact of the amortization of above and below market lease intangibles.

CEO Comments

"We are very pleased with our performance during the first half of the year," said Joey Agree, President and Chief Executive Officer. "During the quarter, we raised nearly $650 million of capital to further bolster our balance sheet, which now enjoys total liquidity of $1.7 billion proforma for the closing of our expanded Credit Facility. Our growing pipelines across all three external growth platforms give us confidence to increase our full-year acquisition guidance to approximately $700 million. Given accelerating investment activity and the strong performance of our portfolio year-to-date, we are raising our 2024 AFFO per share guidance to a range of $4.11 to $4.14, reflecting 4.4% growth at the midpoint.”

Portfolio Update

As of June 30, 2024, the Company’s portfolio consisted of 2,202 properties located in 49 states and contained approximately 45.8 million square feet of gross leasable area. At quarter end, the portfolio was 99.8% leased, had a weighted-average remaining lease term of approximately 8.1 years, and generated 68.4% of annualized base rents from investment grade retail tenants.

Ground Lease Portfolio

As of June 30, 2024, the Company’s ground lease portfolio consisted of 223 leases located in 35 states and totaled approximately 6.1 million square feet of gross leasable area. Properties ground leased to tenants represented 11.3% of annualized base rents.

At quarter end, the ground lease portfolio was fully occupied, had a weighted-average remaining lease term of approximately 10.0 years, and generated 87.3% of annualized base rents from investment grade retail tenants.

Acquisitions

Total acquisition volume for the second quarter was approximately $185.8 million and included 47 properties net leased to leading retailers operating in sectors including home improvement, off price, auto parts, crafts and novelties, and grocery stores. The properties are located in 21 states and leased to tenants operating in 16 sectors.

The properties were acquired at a weighted-average capitalization rate of 7.7% and had a weighted-average remaining lease term of approximately 9.3 years. Approximately 59.1% of annualized base rents acquired were generated from investment grade retail tenants.

For the six months ended June 30, 2024, total acquisition volume was approximately $309.3 million. The 78 acquired properties are located in 33 states and leased to tenants who operate in 23 retail sectors. The properties were acquired at a weighted-average capitalization rate of 7.7% and had a weighted-average remaining lease term of approximately 8.8 years. Approximately 61.1% of annualized base rents were generated from investment grade retail tenants.

The Company's outlook for acquisition volume for the full year 2024 is being increased to approximately $700 million of high-quality retail net lease properties, from approximately $600 million previously.

Dispositions

During the second quarter, the Company sold 10 properties for gross proceeds of approximately $36.9 million. The dispositions were completed at a weighted-average capitalization rate of 6.4%.

During the six months ended June 30, 2024, the Company sold 16 properties for gross proceeds of approximately $59.2 million. The dispositions were completed at a weighted-average capitalization rate of 6.3%.

The Company is increasing the lower end of its full-year 2024 disposition guidance range from $50 million to $60 million, while maintaining the upper end of the range at $100 million.

Development and DFP

During the second quarter, the Company commenced five development or DFP projects, with total anticipated costs of approximately $18.8 million. Construction continued during the quarter on 14 projects with anticipated costs totaling approximately $59.1 million. The Company completed four projects during the quarter with total costs of approximately $15.0 million.

For the six months ended June 30, 2024, the Company had 25 development or DFP projects completed or under construction with anticipated total costs of approximately $101.0 million. The projects are leased to leading retailers including TJX Companies, Burlington, Starbucks, Gerber Collision, and Sunbelt Rentals.

The following table presents estimated costs for the Company's active or completed development or DFP projects as of June 30, 2024:

	Three Months Ended June 30, 2024	Six Months Ended June 30, 2024
Number of Projects	23	25
Costs Funded During Q2 2024	$16,741	$16,741
Costs Funded Prior to Q2 2024	40,784	48,977
Remaining Funding Costs	35,322	35,322
Anticipated Total Project Costs	$92,847	$101,040

Development and DFP project costs are in thousands. Any differences are the result of rounding. Costs Funded During Q2 2024 exclude any costs associated with projects that were completed in prior quarters. Remaining Funding Costs exclude any costs associated with projects that were completed in Q2 2024. Costs Funded Prior to Q2 2024 may include adjustments related to completed projects to arrive at the correct Anticipated Total Project Costs.

Leasing Activity and Expirations

During the second quarter, the Company executed new leases, extensions or options on approximately 302,000 square feet of gross leasable area throughout the existing portfolio. Notable new leases, extensions or options included a 25,000-square foot Ross Dress for Less in New Lenox, Illinois, and a 183,000-square foot Walmart Supercenter in Kimball, Tennessee.

For the six months ended June 30, 2024, the Company executed new leases, extensions or options on approximately 707,000 square feet of gross leasable area throughout the existing portfolio.

As of June 30, 2024, the Company’s 2024 lease maturities represented 0.1% of annualized base rents. The following table presents contractual lease expirations within the Company’s portfolio as of June 30, 2024, assuming no tenants exercise renewal options:

Year	Leases	Annualized Base Rent (1)	Percent of Annualized Base Rent	Gross Leasable Area	Percent of Gross Leasable Area
2024	5	$445	0.1%	38	0.1%
2025	65	15,062	2.6%	1,530	3.3%
2026	123	27,334	4.7%	2,799	6.1%
2027	160	35,439	6.1%	3,252	7.1%
2028	177	47,342	8.2%	4,376	9.6%
2029	200	60,777	10.5%	5,884	12.9%
2030	276	57,927	10.0%	4,423	9.7%
2031	186	44,287	7.6%	3,277	7.2%
2032	243	49,925	8.6%	3,680	8.1%
2033	202	46,259	8.0%	3,543	7.8%
Thereafter	745	194,119	33.6%	12,874	28.1%
Total Portfolio	2,382	$578,916	100.0%	45,676	100.0%

The contractual lease expirations presented above exclude the effect of replacement tenant leases that had been executed as of June 30, 2024, but that had not yet commenced. Annualized Base Rent and gross leasable area (square feet) are in thousands; any differences are the result of rounding.

(1)	Annualized Base Rent represents the annualized amount of contractual minimum rent required by tenant lease agreements as of June 30, 2024, computed on a straight-line basis. Annualized Base Rent is not, and is not intended to be, a presentation in accordance with generally accepted accounting principles (“GAAP”). The Company believes annualized contractual minimum rent is useful to management, investors, and other interested parties in analyzing concentrations and leasing activity.

Top Tenants

As of June 30, 2024, BJ's Wholesale Club is no longer among the Company's top tenants. The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company’s total annualized base rent as of June 30, 2024:

Tenant	Annualized Base Rent(1)	Percent of Annualized Base Rent
Walmart	$33,864	5.8%
Tractor Supply	28,155	4.9%
Dollar General	27,042	4.7%
Best Buy	20,378	3.5%
CVS	18,836	3.3%
Dollar Tree	18,211	3.1%
TJX Companies	18,025	3.1%
Kroger	16,802	2.9%
O'Reilly Auto Parts	16,684	2.9%
Lowe’s	16,025	2.8%
Hobby Lobby	15,856	2.7%
7-Eleven	13,830	2.4%
Burlington	13,361	2.3%
Sunbelt Rentals	13,134	2.3%
Sherwin-Williams	11,525	2.0%
Gerber Collision	11,087	1.9%
Wawa	9,916	1.7%
Home Depot	9,591	1.7%
Other(2)	266,594	46.0%
Total Portfolio	$578,916	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.

(2)	Includes tenants generating less than 1.5% of Annualized Base Rent.

Retail Sectors

The following table presents annualized base rents for all the Company’s retail sectors as of June 30, 2024:

Sector	Annualized Base Rent(1)	Percent of Annualized Base Rent
Grocery Stores	$55,314	9.6%
Home Improvement	53,342	9.2%
Tire and Auto Service	46,327	8.0%
Convenience Stores	46,076	8.0%
Dollar Stores	44,336	7.7%
Off-Price Retail	35,554	6.1%
Auto Parts	32,934	5.7%
General Merchandise	32,331	5.6%
Farm and Rural Supply	29,883	5.2%
Pharmacy	24,283	4.2%
Consumer Electronics	22,508	3.9%
Crafts and Novelties	18,134	3.1%
Discount Stores	14,151	2.4%
Equipment Rental	13,614	2.4%
Health Services	13,247	2.3%
Warehouse Clubs	12,782	2.2%
Dealerships	12,411	2.1%
Health and Fitness	10,498	1.8%
Restaurants - Quick Service	10,032	1.7%
Sporting Goods	7,459	1.3%
Specialty Retail	7,165	1.2%
Financial Services	6,716	1.2%
Restaurants - Casual Dining	5,818	1.0%
Theaters	3,854	0.7%
Home Furnishings	3,702	0.6%
Pet Supplies	3,697	0.6%
Beauty and Cosmetics	3,482	0.6%
Shoes	3,166	0.6%
Entertainment Retail	2,323	0.4%
Apparel	1,742	0.3%
Miscellaneous	1,251	0.2%
Office Supplies	784	0.1%
Total Portfolio	$578,916	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.

Geographic Diversification

The following table presents annualized base rents for all states that represent 1.5% or greater of the Company’s total annualized base rent as of June 30, 2024:

State	Annualized Base Rent(1)	Percent of Annualized Base Rent
Texas	$40,815	7.1%
Illinois	32,477	5.6%
Florida	32,320	5.6%
Ohio	31,380	5.4%
North Carolina	31,191	5.4%
Michigan	30,350	5.2%
Pennsylvania	26,441	4.6%
Georgia	23,981	4.1%
New Jersey	23,523	4.1%
California	23,195	4.0%
New York	21,585	3.7%
Missouri	16,488	2.8%
Wisconsin	16,474	2.8%
Virginia	15,754	2.7%
Louisiana	14,184	2.5%
Kansas	14,120	2.4%
Mississippi	13,947	2.4%
South Carolina	13,346	2.3%
Connecticut	12,653	2.2%
Minnesota	12,289	2.1%
Massachusetts	11,351	2.0%
Tennessee	10,375	1.8%
Oklahoma	9,545	1.6%
Alabama	9,421	1.6%
Indiana	8,905	1.5%
Maryland	8,687	1.5%
Other(2)	74,119	13.0%
Total Portfolio	$578,916	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.

(2)	Includes states generating less than 1.5% of Annualized Base Rent.

Capital Markets, Liquidity and Balance Sheet

Capital Markets

In May 2024, the Company completed a $450 million public bond offering of 5.625% senior unsecured notes due 2034 (the "Notes"). The public offering price for the Notes was 98.827% of the principal amount for an effective yield to maturity of 5.779%. The Notes are senior unsecured obligations of Agree Limited Partnership (the “Operating Partnership”), guaranteed by the Company and certain of their subsidiary guarantors.

In July 2024, the Company received commitments to increase its Credit Facility to $1.25 billion from $1.0 billion. The Credit Facility includes an accordion option that allows the Company to request additional lender commitments up to a total of $2.0 billion. The Credit Facility is anticipated to close in August 2024 and will be subject to customary closing conditions. Based on the Company's anticipated credit ratings and leverage ratio at the time of closing, pricing on the Credit Facility will be 82.5 basis points over SOFR, down from 87.5 basis points under the existing revolving credit facility. The Credit Facility will mature in August 2028 with Company options to extend the maturity date to August 2029.

During the second quarter, the Company entered into forward sale agreements in connection with its ATM program to sell an aggregate of 3.2 million shares of common stock for net proceeds of $194.5 million. To date, the Company has not received any proceeds from the sale of shares of its common stock by the forward purchasers.

The following table presents the Company’s outstanding forward equity offerings as of June 30, 2024:

Forward Equity Offerings	Shares Sold	Shares Settled	Shares Remaining	Net Proceeds Received	Anticipated Net Proceeds Remaining
Q4 2023 ATM Forward Offerings	3,833,871	-	3,833,871	-	$235,304,983
Q1 2024 ATM Forward Offerings	20,743	-	20,743	-	$1,274,272
Q2 2024 ATM Forward Offerings	3,235,964	-	3,235,964	-	$194,493,951
Total Forward Equity Offerings	7,090,578	-	7,090,578	-	$431,073,206

Liquidity

As of June 30, 2024, the Company had total liquidity of over $1.4 billion, which includes $957.0 million of availability under its existing $1.0 billion revolving credit facility, $431.1 million of outstanding forward equity, and $24.3 million of cash on hand. Proforma for the closing of the Company’s $1.25 billion Credit Facility, total liquidity is approximately $1.7 billion. The Company’s $1.25 billion Credit Facility will include an accordion option that allows the Company to request additional lender commitments of up to $750.0 million, or an aggregate of $2.0 billion.

Balance Sheet

As of June 30, 2024, the Company’s net debt to recurring EBITDA was 4.9 times. The Company’s proforma net debt to recurring EBITDA was 4.1 times when deducting the $431.1 million of anticipated net proceeds from the outstanding forward equity offerings from the Company’s net debt of $2.7 billion as of June 30, 2024. The Company’s fixed charge coverage ratio was 4.7 times at quarter end.

The Company’s total debt to enterprise value was 29.6% as of June 30, 2024. Enterprise value is calculated as the sum of net debt, the liquidation value of the Company’s preferred stock, and the market value of the Company’s outstanding shares of common stock, assuming conversion of Operating Partnership (or “OP”) common units into common stock of the Company.

For the three months and six months ended June 30, 2024, the Company's fully diluted weighted-average shares outstanding were 100.5 million and 100.4 million, respectively. There were 100.3 million basic weighted-average shares outstanding for both the three months and six months ended June 30, 2024.

For both the three months and six months ended June 30, 2024, the Company's fully diluted weighted-average shares and units outstanding were 100.8 million. There were 100.7 million basic weighted-average shares and units outstanding for both the three and six months ended June 30, 2024.

The Company’s assets are held by, and its operations are conducted through, the Operating Partnership, of which the Company is the sole general partner. As of June 30, 2024, there were 347,619 Operating Partnership common units outstanding, and the Company held a 99.7% common interest in the Operating Partnership.

Conference Call/Webcast

The Company will host its quarterly analyst and investor conference call on Wednesday, July 24, 2024 at 9:00 AM ET. To participate in the conference call, please dial (800) 836-8184 approximately ten minutes before the call begins.

Additionally, a webcast of the conference call will be available via the Company’s website. To access the webcast, visit www.agreerealty.com ten minutes prior to the start time of the conference call and go to the Investors section of the website. A replay of the conference call webcast will be archived and available online through the Investors section of www.agreerealty.com.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust that is RETHINKING RETAIL through the acquisition and development of properties net leased to industry-leading, omni-channel retail tenants. As of June 30, 2024, the Company owned and operated a portfolio of 2,202 properties, located in 49 states and containing approximately 45.8 million square feet of gross leasable area. The Company’s common stock is listed on the New York Stock Exchange under the symbol “ADC”. For additional information on the Company and RETHINKING RETAIL, please visit www.agreerealty.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about projected financial and operating results, within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,”, “can”, “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” “outlook” or other similar words or expressions. Forward-looking statements, including our updated 2024 guidance, are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, you should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events. Currently, some of the most significant factors, include the potential adverse effect of ongoing worldwide economic uncertainties and increased inflation and interest rates on the financial condition, results of operations, cash flows and performance of the Company and its tenants, the real estate market and the global economy and financial markets. The extent to which these conditions will impact the Company and its tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence. Moreover, investors are cautioned to interpret many of the risks identified in the risk factors discussed in the Company’s Annual Report on Form 10-K and subsequent quarterly reports filed with the Securities and Exchange Commission (the “SEC”), as well as the risks set forth below, as being heightened as a result of the ongoing and numerous adverse impacts of the macroeconomic environment. Additional important factors, among others, that may cause the Company’s actual results to vary include the general deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, the Company’s continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the SEC. The forward-looking statements included in this press release are made as of the date hereof. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, changes in the Company’s expectations or assumptions or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.agreerealty.com.

The Company defines the “weighted-average capitalization rate” for acquisitions and dispositions as the sum of contractual fixed annual rents computed on a straight-line basis over the primary lease terms and anticipated annual net tenant recoveries, divided by the purchase and sale prices for occupied properties.

References to “Core FFO” and “AFFO” in this press release are representative of Core FFO attributable to OP common unitholders and AFFO attributable to OP common unitholders. Detailed calculations for these measures are shown in the Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO table as “Core Funds From Operations – OP Common Unitholders” and “Adjusted Funds from Operations – OP Common Unitholders”.

###

Contact:

Peter Coughenour

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190

Agree Realty Corporation

Consolidated Balance Sheet

($ in thousands, except share and per-share data)

(Unaudited)

	June 30, 2024	December 31, 2023
Assets:
Real Estate Investments:
Land	$2,340,966	$2,282,354
Buildings	5,061,561	4,861,692
Accumulated depreciation	(494,737)	(433,958)
Property under development	44,839	33,232
Net real estate investments	6,952,629	6,743,320
Real estate held for sale, net	-	3,642
Cash and cash equivalents	9,639	10,907
Cash held in escrows	14,615	3,617
Accounts receivable - tenants, net	94,853	82,954
Lease Intangibles, net of accumulated amortization of $408,969 and $360,061 at June 30, 2024 and December 31, 2023, respectively	837,991	854,088
Other assets, net	91,111	76,308
Total Assets	$8,000,838	$7,774,836

Liabilities:
Mortgage notes payable, net	42,518	42,811
Unsecured term loan, net	347,115	346,798
Senior unsecured notes, net	2,236,223	1,794,312
Unsecured revolving credit facility	43,000	227,000
Dividends and distributions payable	25,863	25,534
Accounts payable, accrued expenses and other liabilities	106,058	101,401
Lease intangibles, net of accumulated amortization of $43,860 and $42,813 at June 30, 2024 and December 31, 2023, respectively	36,983	36,827
Total Liabilities	$2,837,760	$2,574,683

Equity:
Preferred Stock, $.0001 par value per share, 4,000,000 shares authorized, 7,000 shares Series A outstanding, at stated liquidation value of $25,000 per share, at June 30, 2024 and December 31, 2023	175,000	175,000
Common stock, $.0001 par value, 180,000,000 shares authorized, 100,624,624 and 100,519,355 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	10	10
Additional paid-in-capital	5,357,143	5,354,120
Dividends in excess of net income	(400,809)	(346,473)
Accumulated other comprehensive income (loss)	30,915	16,554
Total Equity - Agree Realty Corporation	$5,162,259	$5,199,211
Non-controlling interest	819	942
Total Equity	$5,163,078	$5,200,153
Total Liabilities and Equity	$8,000,838	$7,774,836

Agree Realty Corporation

Consolidated Statements of Operations and Comprehensive Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Revenues
Rental Income	$152,424	$129,876	$301,847	$256,485
Other	151	24	182	33
Total Revenues	$152,575	$129,900	$302,029	$256,518

Operating Expenses
Real estate taxes	$10,721	$9,874	$21,422	$19,305
Property operating expenses	6,487	5,821	13,860	12,602
Land lease expense	415	410	830	840
General and administrative	9,707	8,420	19,222	17,244
Depreciation and amortization	50,454	42,750	98,917	83,396
Provision for impairment	-	1,315	4,530	1,315
Total Operating Expenses	$77,784	$68,590	$158,781	$134,702

Gain (loss) on sale of assets, net	7,156	319	9,252	319
Gain (loss) on involuntary conversion, net	20	-	(35)	-

Income from Operations	$81,967	$61,629	$152,465	$122,135

Other (Expense) Income
Interest expense, net	$(26,416)	$(19,948)	$(50,867)	$(37,945)
Income and other tax (expense) benefit	(1,004)	(709)	(2,154)	(1,492)
Other (expense) income	366	43	483	91

Net Income	$54,913	$41,015	$99,927	$82,789

Less net income attributable to non-controlling interest	189	147	344	307

Net Income Attributable to Agree Realty Corporation	$54,724	$40,868	$99,583	$82,482

Less Series A Preferred Stock Dividends	1,859	1,859	3,718	3,718

Net Income Attributable to Common Stockholders	$52,865	$39,009	$95,865	$78,764

Net Income Per Share Attributable to Common Stockholders
Basic	$0.53	$0.42	$0.95	$0.86
Diluted	$0.52	$0.42	$0.95	$0.86

Other Comprehensive Income
Net Income	$54,913	$41,015	$99,927	$82,789
Amortization of interest rate swaps	(675)	(630)	(1,305)	(1,259)
Change in fair value and settlement of interest rate swaps	4,172	3,341	15,716	3,341
Total Comprehensive Income (Loss)	58,410	43,726	114,338	84,871
Less comprehensive income attributable to non-controlling interest	201	157	394	315
Comprehensive Income Attributable to Agree Realty Corporation	$58,209	$43,569	$113,944	$84,556

Weighted Average Number of Common Shares Outstanding - Basic	100,349,943	93,053,870	100,319,591	91,549,390
Weighted Average Number of Common Shares Outstanding - Diluted	100,454,703	93,134,385	100,415,466	91,862,290

Agree Realty Corporation

Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Net Income	$54,913	$41,015	$99,927	$82,789
Less Series A Preferred Stock Dividends	1,859	1,859	3,718	3,718
Net Income attributable to OP Common Unitholders	53,054	39,156	96,209	79,071
Depreciation of rental real estate assets	33,531	28,145	65,497	54,729
Amortization of lease intangibles - in-place leases and leasing costs	16,424	14,328	32,420	28,098
Provision for impairment	-	1,315	4,530	1,315
(Gain) loss on sale or involuntary conversion of assets, net	(7,176)	(319)	(9,217)	(319)
Funds from Operations - OP Common Unitholders	$95,833	$82,625	$189,439	$162,894
Amortization of above (below) market lease intangibles, net and assumed mortgage debt discount, net	8,381	8,794	16,759	17,489
Core Funds from Operations - OP Common Unitholders	$104,214	$91,419	$206,198	$180,383
Straight-line accrued rent	(3,496)	(3,108)	(6,343)	(6,147)
Stock based compensation expense	2,789	2,177	5,213	4,008
Amortization of financing costs and original issue discounts	1,302	1,029	2,488	2,057
Non-real estate depreciation	499	277	1,000	569
Adjusted Funds from Operations - OP Common Unitholders	$105,308	$91,794	$208,556	$180,870

Funds from Operations Per Common Share and OP Unit - Basic	$0.95	$0.88	$1.88	$1.77
Funds from Operations Per Common Share and OP Unit - Diluted	$0.95	$0.88	$1.88	$1.77

Core Funds from Operations Per Common Share and OP Unit - Basic	$1.03	$0.98	$2.05	$1.96
Core Funds from Operations Per Common Share and OP Unit - Diluted	$1.03	$0.98	$2.05	$1.96

Adjusted Funds from Operations Per Common Share and OP Unit - Basic	$1.05	$0.98	$2.07	$1.97
Adjusted Funds from Operations Per Common Share and OP Unit - Diluted	$1.04	$0.98	$2.07	$1.96

Weighted Average Number of Common Shares and OP Units Outstanding - Basic	100,697,562	93,401,489	100,667,210	91,897,009
Weighted Average Number of Common Shares and OP Units Outstanding - Diluted	100,802,322	93,482,004	100,763,085	92,209,909

Additional supplemental disclosure
Scheduled principal repayments	$239	$224	$474	$445
Capitalized interest	398	664	701	1,203
Capitalized building improvements	3,296	2,389	3,789	3,092

Non-GAAP Financial Measures

Funds from Operations (“FFO” or “Nareit FFO”)

FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”) to mean net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets and/or changes in control, plus real estate related depreciation and amortization and any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations. FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the Nareit definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Core Funds from Operations (“Core FFO”)

The Company defines Core FFO as Nareit FFO with the addback of (i) noncash amortization of acquisition purchase price related to above- and below- market lease intangibles and discount on assumed debt and (ii) certain infrequently occurring items that reduce or increase net income in accordance with GAAP. Management believes that its measure of Core FFO facilitates useful comparison of performance to its peers who predominantly transact in sale-leaseback transactions and are thereby not required by GAAP to allocate purchase price to lease intangibles. Unlike many of its peers, the Company has acquired the substantial majority of its net-leased properties through acquisitions of properties from third parties or in connection with the acquisitions of ground leases from third parties. Core FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, the Company’s presentation of Core FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Adjusted Funds from Operations (“AFFO”)

AFFO is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO and Core FFO for certain non-cash items that reduce or increase net income computed in accordance with GAAP. Management considers AFFO a useful supplemental measure of the Company’s performance, however, AFFO should not be considered an alternative to net income as an indication of its performance, or to cash flow as a measure of liquidity or ability to make distributions. The Company’s computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs.

Agree Realty Corporation

Reconciliation of Non-GAAP Financial Measures

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended June 30,
	2024
Mortgage notes payable, net	$42,518
Unsecured term loan, net	347,115
Senior unsecured notes, net	2,236,223
Unsecured revolving credit facility	43,000
Total Debt per the Consolidated Balance Sheet	$2,668,856

Unamortized debt issuance costs and discounts, net	28,537
Total Debt	$2,697,393

Cash and cash equivalents	$(9,639)
Cash held in escrows	(14,615)
Net Debt	$2,673,139

Anticipated Net Proceeds from ATM Forward Offerings	(431,073)
Proforma Net Debt	$2,242,066

Net Income	$54,913
Interest expense, net	26,416
Income and other tax expense	1,004
Depreciation of rental real estate assets	33,531
Amortization of lease intangibles - in-place leases and leasing costs	16,424
Non-real estate depreciation	499
(Gain) loss on sale or involuntary conversion of assets, net	(7,176)
EBITDAre	$125,611

Run-Rate Impact of Investment, Disposition and Leasing Activity	$1,890
Amortization of above (below) market lease intangibles, net	8,297
Recurring EBITDA	$135,798

Annualized Recurring EBITDA	$543,192

Total Debt per the Consolidated Balance Sheet to Annualized Net Income	12.2	x

Net Debt to Recurring EBITDA	4.9	x

Proforma Net Debt to Recurring EBITDA	4.1	x

Non-GAAP Financial Measures

Total Debt and Net Debt
The Company defines Total Debt as debt per the consolidated balance sheet excluding unamortized debt issuance costs, original issue discounts and debt discounts. Net Debt is defined as Total Debt less cash, cash equivalents and cash held in escrows. The Company considers the non-GAAP measures of Total Debt and Net Debt to be key supplemental measures of the Company's overall liquidity, capital structure and leverage because they provide industry analysts, lenders and investors useful information in understanding our financial condition. The Company's calculation of Total Debt and Net Debt may not be comparable to Total Debt and Net Debt reported by other REITs that interpret the definitions differently than the Company. The Company presents Net Debt on both an actual and proforma basis, assuming the net proceeds of the Forward Offerings (see below) are used to pay down debt. The Company believes the proforma measure may be useful to investors in understanding the potential effect of the Forward Offerings on the Company's capital structure, its future borrowing capacity, and its ability to service its debt.

Forward Offerings

The Company has 7,090,578 shares remaining to be settled under the ATM Forward Offerings. Upon settlement, the offerings are anticipated to raise net proceeds of approximately $431.1 million based on the applicable forward sale price as of June 30, 2024. The applicable forward sale price varies depending on the offering. The Company is contractually obligated to settle the offerings by certain dates between January 2025 and July 2025.

EBITDAre

EBITDAre is defined by Nareit to mean net income computed in accordance with GAAP, plus interest expense, income tax expense, depreciation and amortization, any gains (or losses) from sales of real estate assets and/or changes in control, any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company considers the non-GAAP measure of EBITDAre to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers EBITDAre a key supplemental measure of the Company's operating performance because it provides an additional supplemental measure of the Company's performance and operating cash flow that is widely known by industry analysts, lenders and investors. The Company’s calculation of EBITDAre may not be comparable to EBITDAre reported by other REITs that interpret the Nareit definition differently than the Company.

Recurring EBITDA

The Company defines Recurring EBITDA as EBITDAre with the addback of noncash amortization of above- and below- market lease intangibles, and after adjustments for the run-rate impact of the Company's investment and disposition activity for the period presented, as well as adjustments for non-recurring benefits or expenses. The Company considers the non-GAAP measure of Recurring EBITDA to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers Recurring EBITDA a key supplemental measure of the Company's operating performance because it represents the Company's earnings run rate for the period presented and because it is widely followed by industry analysts, lenders and investors. Our Recurring EBITDA may not be comparable to Recurring EBITDA reported by other companies that have a different interpretation of the definition of Recurring EBITDA. Our ratio of net debt to Recurring EBITDA is used by management as a measure of leverage and may be useful to investors in understanding the Company’s ability to service its debt, as well as assess the borrowing capacity of the Company. Our ratio of net debt to Recurring EBITDA is calculated by taking annualized Recurring EBITDA and dividing it by our net debt per the consolidated balance sheet.

Annualized Net Income

Represents net income for the three months ended June 30, 2024, on an annualized basis.

Agree Realty Corporation

Rental Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Rental Income Source(1)
Minimum rents(2)	$140,945	$120,916	$277,979	$236,706
Percentage rents(2)	337	68	1,705	1,314
Operating cost reimbursement(2)	15,943	14,495	32,412	29,640
Straight-line rental adjustments(3)	3,496	3,108	6,343	6,147
Amortization of (above) below market lease intangibles(4)	(8,297)	(8,711)	(16,592)	(17,322)
Total Rental Income	$152,424	$129,876	$301,847	$256,485

(1) The Company adopted Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 842 “Leases” using the modified retrospective approach as of January 1, 2019. The Company adopted the practical expedient in FASB ASC 842 that alleviates the requirement to separately present lease and non-lease components of lease contracts. As a result, all income earned pursuant to tenant leases is reflected as one line, “Rental Income,” in the consolidated statement of operations. The purpose of this table is to provide additional supplementary detail of Rental Income.

(2) Represents contractual rentals and/or reimbursements as required by tenant lease agreements, recognized on an accrual basis of accounting. The Company believes that the presentation of contractual lease income is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes this information is frequently used by management, investors, analysts and other interested parties to evaluate the Company’s performance.

(3) Represents adjustments to recognize minimum rents on a straight-line basis, consistent with the requirements of FASB ASC 842.

(4) In allocating the fair value of an acquired property, above- and below-market lease intangibles are recorded based on the present value of the difference between the contractual amounts to be paid pursuant to the leases at the time of acquisition and the Company’s estimate of current market lease rates for the property.